SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported) November 6, 1997


                             Tel-Save Holdings, Inc.

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               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


Delaware                        0-26728              23-2827736
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(STATE OR OTHER JURISDICTION    (COMMISSION       (IRS EMPLOYER
     OF INCORPORATION)           FILE NUMBER)   IDENTIFICATION NO.)


6805 Route 202, New Hope, PA                             18938
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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)              (ZIP CODE)


Registrant's telephone number, including area code 215-862-1500



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    (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)





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ITEM 5.  OTHER EVENTS.

                       Registrant, Tel-Save Holdings, Inc. ("Tel-Save"), previously reported that it had proposed to ACC Corp. ("ACC") (NASDAQ: ACCC) for its consideration a merger transaction between Tel-Save and ACC, in which ACC would be acquired by Tel-Save and ACC's stockholders would receive $50 in Tel-Save Common Stock in exchange for each share of ACC common stock. As of August 1, 1997, there were approximately 16.8 million shares of ACC common stock reported to be outstanding.

                       On November 6, 1997, ACC reported that, at a meeting of its board of directors on such date, "ACC had initiated a review of an unsolicited merger proposal from [Tel-Save] as well as other alternatives available to [ACC]" and that the ACC board of directors "has instructed management and its advisors, Morgan Stanley, to meet with Tel-Save in order for the board to develop a better understanding of the Tel-Save proposal and assess its implications for shareholders of ACC."

                       Tel-Save subsequently announced that it intends to commence negotiations with ACC with respect to a potential merger transaction. Tel-Save also stated that it does not intend to make any further announcements regarding any such potential merger transaction until it has either reached a definitive agreement with ACC or it has decided not to proceed with such a transaction.

                       Any such transaction between Tel-Save and ACC is subject, among other things, to the satisfactory completion of due diligence reviews, the negotiation of a mutually satisfactory agreement, approval thereof by the companies' respective boards of directors, the transaction being accounted for as a pooling-of-interests transaction, any necessary regulatory approvals and any necessary stockholder approvals. There can be no assurance that any agreement will be reached or the terms of any such agreement, should it be reached and approved.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               Tel-Save Holdings, Inc.
                                               (Registrant)



Date:  November 7, 1997                        By:  Aloysius T. Lawn, IV
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                                                   General Counsel and Secretary